Exhibit (f)

THE COMMERCE FUNDS

DEFERRED COMPENSATION PLAN

(As Amended and Restated Effective as of September 1, 2013)

THE COMMERCE FUNDS

DEFERRED COMPENSATION PLAN

(As Amended and Restated Effective as of September 1, 2013)

The Commerce Funds Deferred Compensation Plan (the “Plan”), a nonqualified unfunded deferred compensation plan, was adopted by the Board of Trustees (the “Board”) on October 28, 1998, to allow members of the Board to defer all or a portion of the compensation earned by a Trustee for his services as Trustee. The Plan was most recently amended and restated, effective as of January 1, 2005, on both August 10, 2005 and February 8, 2006, in both cases to comply with Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), and the Treasury Regulations and other guidance issued thereunder.

The Board has decided to amend and restate the Plan again to reflect the final regulations under Section 409A of the Code and to clarify the operation of certain provisions of the Plan.

1. Eligibility. Each Trustee of the Board of The Commerce Funds (the “Trust”) shall be eligible to participate in the Plan.

2. Terms of Participation

(a) A Trustee may elect to participate in the Plan by filing a Deferred Compensation Agreement (the “Agreement”) with the Treasurer of the Trust (the “Treasurer”) (or his delegate) in the form attached hereto and incorporated by reference herein. A Trustee’s participation will commence on January 1 of the calendar year immediately following the year in which the Trustee executed the Agreement and filed it with the Treasurer (or his delegate), except that, when a Trustee who is ineligible to participate in another nonqualified deferred compensation plan of the same type that is sponsored by the Trust or any member of its controlled group of entities, within the meaning of Sections 414(b) and 414(c) of the Code, executes an Agreement within 30 days of first becoming eligible to participate in the Plan, participation will commence with respect to services to be performed subsequent to the date of the Agreement.

(b) A Trustee shall continue to defer compensation under the Plan pursuant to the Agreement until the Trustee furnishes written notice to the Treasurer (or his delegate) that the Trustee elects to cease such deferrals or until such time as the Trust terminates the Plan pursuant to Section 6 below. An election by a Trustee to cease deferrals shall be made no later than December 31 of the calendar year preceding the calendar year in which such termination is to take effect. A Trustee who has ceased deferrals under the Plan shall remain a participant in the Plan with respect to his past deferrals.

(c) A Trustee who has ceased making deferrals under the Plan may subsequently elect to make deferrals again under the Plan by filing a new Agreement in accordance with subsection (a) above.

(d) A Trustee may alter the amount of deferral for any future calendar year, and/or elect a different method by which he will receive amounts deferred for future calendar years, if the Trustee and the Trust enter into a new Agreement on or before December 31 of the calendar year preceding the calendar year for which the new Agreement is to take effect. For each new Agreement which changes the method of receipt of deferred amounts, a new account (the “Account”) will be established for the Trustee.

(e) This amended and restated Plan shall govern all of the Trustee’s compensation which the Trustee elected to defer for years prior to 2005 and all of the Trustee’s compensation which the Trustee elects to defer for 2005 and later years.

3. Deferred Compensation Account. While a Trustee is making deferrals under the Plan pursuant to an Agreement, all deferred compensation payable by the Trust for the Trustee’s services shall either, at the Trust’s sole discretion, be credited to the Trustee’s Account(s) in the form of a bookkeeping entry, or, subject to Section 8(a) below, contributed to the Trustee’s Account(s) in the form of shares of the investment option(s) in which the Trustee has requested that his deferred compensation be invested. A Trustee may request to allocate amounts credited to his Account(s) among the investment options available under the Plan by submitting a written request to the Treasurer (or his delegate) – on such form as may be required by the Treasurer – prior to the date deferrals are scheduled to begin. The Board shall specify from time to time the investment options available under the Plan. The Trustee may request that the investment allocation of his Account(s), including past as well as future deferrals, be changed by submitting a written request to the Treasurer (or his delegate) on such form as may be required by the Treasurer, or by telephoning the Treasurer (or his delegate). Such changes shall become effective as soon as administratively feasible after the Treasurer (or his delegate) receives such request. In no event will the Trust be required actually to invest amounts in investment options requested by the Trustee.

If the Trust credits the Trustee’s Account(s) with shares of one or more investment options in accordance with the Trustee’s request, then the Trustee’s Account(s) will be credited daily with any income, gains and losses that would have been realized if amounts equal to the deferred amounts had been invested in accordance with the Trustee’s allocation request on the date such deferred amounts were credited to the Trustee’s Account(s). For this purpose, any amounts that would have been received, had amounts been invested as described above, from a chosen investment option will be treated as if reinvested in that option on the date such amounts would have been received.

If the Trust makes actual contributions to the Trustee’s Account(s) in shares of one or more investment options in accordance with the Trustee’s request, the Trustee’s Account(s) will be valued daily with any income, gains and losses that have been realized in accordance with the Trustee’s allocation request. Any amounts received from a chosen investment option will be reinvested in that option on the date such amounts are received.

4. Distribution. When the Trustee ceases to be a Trustee and ceases to provide services of any other kind to the Trust’s controlled group of entities, within the meaning of Sections 414(b) and 414(c) of the Code (using the phrase “at least 50 percent” rather than the phrase “at least 80 percent,” where applicable), then the total amount credited to the Trustee’s Account under the applicable Agreement shall be distributed (or commence to be distributed) to the Trustee (or upon his death, to his designated beneficiary) on the fifth day after such cessation occurs, but in any event on or before the end of the year in which such payment date occurs (or by the 15th day of the third calendar month following such payment date, if later) and in accordance with one of the alternatives set forth below:

(i) a single-sum cash payment; or

(ii) any number of annual cash installments (as calculated in the following paragraph) for a period of two to 10 years. After the date on which the first installment payment is due, installments shall be paid annually at any time during the month of January until the balance in the Trustee’s Account is exhausted.

However, this provision may not be applied in any manner that permits the Trustee to designate the tax year applicable to the distribution. Further, the determination as to whether a Trustee has had a cessation of service shall be made by the Trust, applying the rules set forth in Treas. Reg. § 1.409A-1(h) and any amendment thereof or successor thereto.

Selection of an alternative shall be made at the time the Trustee executes the Agreement. Except as provided in the following paragraph, the amount of each installment payment, other than the final payment, shall be equal to 1/n multiplied by the balance credited to the Trustee’s Account as of the previous December 31, where “n” equals the number of payments yet to be made. The final payment will equal the balance credited to the Trustee’s Account as of the final January payment date. For example, if payments are to be made in 10 annual installments commencing in June 2014, the first payment will be equal to 1/10th of the December 31, 2013 balance in the Account, and the January 2015 payment will be equal to 1/9th of the December 31, 2014 balance.

Notwithstanding the foregoing, if the balance in the Trustee’s Account as of the date of the first scheduled payment is less than $2,000, the Trust shall pay such amount to the Trustee in a single sum as of that date. Further, the Trustee may not select a period of time which will cause an annual payment to be less than $1,000. Further, in the event the Trustee ceases to be a member of the Board and ceases to render services of any other kind to the Trust’s controlled group of entities, within the meaning of Sections 414(b) and 414(c) of the Code (using the phrase “at least 50 percent” rather than the phrase “at least 80 percent,” where applicable), and becomes employed by any governmental agency having jurisdiction over the affairs of the Trust, the Trust, if permitted by applicable law and without adverse tax consequences to the Trustee (other than the inclusion of amounts distributed in his taxable income in the year of distribution), shall make an immediate single-sum payment to the Trustee in an amount equal to the balance in the Trustee’s Account at that time.

Notwithstanding the preceding two paragraphs, the Trust may at any time make a single-sum payment to the Trustee (or his surviving beneficiary) equal to a part or all of the balance in the Trustee’s Account(s) upon a showing of an unforeseeable financial emergency, as defined below, caused by an event beyond the control of the Trustee (or his surviving beneficiary) that would result in severe financial hardship to the Trustee (or his surviving beneficiary) if such payment were not made. The determination of whether such emergency exists shall be made in the sole discretion of the Board (with the Trustee requesting the payment not participating in the discussion or the decision). The amount of the payment shall be limited to the amount necessary to meet the financial emergency, and any remaining balance in the Trustee’s Account(s) shall thereafter be paid at the time and in the manner otherwise set forth in this Section. The term “unforeseeable financial emergency” shall mean a severe financial hardship to the Trustee resulting from an illness or accident of the Trustee (or his spouse or dependent, as defined in Section 152(a) of the Code), loss of the Trustee’s property due to casualty, or other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Trustee.

5. Designation of Beneficiary. A Trustee may designate in writing any person or legal entity as his beneficiary to receive any amounts payable from his Account(s) upon his death. If the Trustee should die without effectively designating a surviving beneficiary, his beneficiary shall be his estate.

If there is no beneficiary designation in effect at the Trustee’s death or the designated beneficiary is dead at the Trustee’s death, any amounts in the Trustee’s Account(s) shall be paid in a single sum to the Trustee’s estate. If the designated beneficiary dies after beginning to receive installment payments, any amounts payable from the Trustee’s Account(s) shall be paid in a single sum to the beneficiary’s estate at the beneficiary’s death.

6. Amendment and Termination of the Plan. The Board reserves the right to amend or terminate the Plan at any time by a Board resolution. A written notice of any such amendment or termination shall be mailed by first class mail, addressed to each Trustee’s last known address, or delivered by any other means, which is acknowledged in writing by the Trustee, no later than the date on which the amendment or termination is to take effect. The balance in the Trustee’s Account(s) shall remain subject to the provisions of the Plan and, except as provided in the following sentence, distribution will not be accelerated because of the termination of the Plan. In the event of the termination of this Plan and/or any Agreements hereunder, the Trust, in its sole discretion, and provided the applicable conditions set forth in Treas. Reg. § 1.409A-3(j)(4)(ix), or any successor thereto, are met and there are no adverse tax consequences to the distributee (other than inclusion of the amounts distributed in his taxable income in the year of distribution), may choose to pay out a Trustee’s Account(s) prior to the designated deferred payment date(s); otherwise such Account(s) shall be paid out pursuant to Section 4 above. Following a termination of this Plan and/or any Agreements hereunder, income, gains and losses shall continue to be credited to each Account in accordance with the provisions of this Plan and such Agreements until the time such Accounts are paid out pursuant to this Section or Section 4 above.

7. Non-Assignability. The right of the Trustee or any other person to receive payments under this Plan or any Agreement hereunder shall not be subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, attachment or garnishment by creditors of the Trustee or any beneficiary.

8. Miscellaneous

(a) No Funding. The Trust shall not be required to fund or secure in any way its obligations hereunder. Nothing in the Plan or in any Agreement hereunder and no action taken pursuant to the provisions of the Plan or of any Agreement hereunder shall be construed to create a trust or a fiduciary relationship of any kind. Payments under the Plan and any Agreement hereunder shall be made when due from the general assets of the Trust. All assets, if any, maintained under a Trustee’s Account(s) shall remain a part of the general assets of the Trust. Neither a Trustee nor his designated beneficiary shall acquire any interest in such assets by virtue of the Plan or any Agreement hereunder. This Plan constitutes a mere promise by the Trust to make payments in the future, and to the extent that a Trustee or his designated beneficiary acquires a right to receive any payment from the Trust under the Plan, such right shall be no greater than the right of any unsecured general creditor of the Trust. The Trust intends for this Plan to be unfunded for tax purposes and for the purposes of Title I of the Employee Retirement Income Security Act of 1974, as amended.

(b) Interpretation. The Board shall have full power and authority to interpret, construe and administer this Plan and any Agreement hereunder and its interpretation and construction thereof, and actions hereunder, including any valuation of the Trustee’s Account(s), or the amount or recipients of the payment to be made therefrom, shall be binding and conclusive on all persons for all purposes. The Board shall not be liable to any person for any action taken or omitted in connection with the interpretation and administration of this Plan and any Agreement hereunder unless attributable to its own willful misconduct or lack of good faith.

(c) Compliance with Section 409A. This Plan and any Agreement hereunder are intended to comply with Section 409A of the Code and the parties thereto agree to interpret, apply and administer this Plan and any such Agreement to comply therewith, but without resulting in any increase in the amounts owed hereunder by the Trust.

(d) Withholding. To the extent required by law, the Trust shall withhold federal or state income or employment taxes from any payments under the Plan or any Agreement hereunder, and shall furnish the Trustee (or beneficiary) and the applicable governmental agency or agencies with such reports, statements or information as may be required in connection with such payments.

(e) Incapacity of Payee. If the Board shall find that any person to whom any payment is payable under this Plan or any Agreement hereunder is unable to care for his affairs because of illness or accident, or is a minor, any payment due (unless a prior claim therefor shall have been made by a duly appointed guardian, committee or other legal representative) may be paid to the spouse, a parent, a brother or sister or to any person deemed by the Board to have incurred expense for the person who is otherwise entitled to payment, in such manner and proportions as the Board may determine. Any such payment shall serve to discharge the liability of the Trust under this Agreement to make payment to the person who is otherwise entitled to payment.

(f) Expenses. All expenses incurred in administering this Plan and any Agreement hereunder shall be paid by the Trust.

(g) No Additional Rights. Nothing in this Plan or any Agreement hereunder shall be construed as conferring any right on the part of the Trustee to be or remain a Trustee of the Trust or to receive any particular amount of Trustee’s fees.

(h) Binding Nature. This Plan and any Agreement hereunder shall be binding upon, and inure to the benefit of, the Trust, its successors and assigns, and each Trustee and his heirs, executors, administrators and legal representatives.

(i) Governing Law. This Plan and any Agreement hereunder shall be governed by and construed under the laws of the State of Delaware.

(j) Effective Date. This Plan, as amended and restated, shall be effective as of September 1, 2013.

(k) Trust Liability. This Plan is made by or on behalf of the Trust with respect to each of its funds and the obligations of the Trust hereunder are not binding upon any of the Trustees, officers, or shareholders of the Trust individually but are binding only upon the Trust and its assets and property. All obligations of the Trust under this Plan shall apply only on a fund-by-fund basis, and the assets of one fund shall not be liable for the obligations of another fund.

THE COMMERCE FUNDS

DEFERRED COMPENSATION AGREEMENT

This Agreement is entered into this             day of             , 20    , between The Commerce Funds (the “Trust”), acting on behalf of each of its existing investment portfolios and all other investment portfolios that may be established by the Trust in the future, and             (the “Trustee”).

WHEREAS, the Trustee will be rendering valuable services to the Trust as a member of the Board of Trustees (the “Board”), and the Trust is willing to accommodate the Trustee’s desire to be compensated for such services on a deferred basis;

NOW, THEREFORE, the parties hereto agree as follows:

1.	With respect to services performed by the Trustee for the Trust on and after , 20 , the Trustee shall defer percent [insert whole number from one to 100] of the amounts otherwise payable to the Trustee for serving as a Trustee. The deferred compensation shall either be credited in the form of a bookkeeping entry to a book reserve or contributed in the form of shares of an investment option(s) to an account maintained by the Trust, together with credited or actual amounts in the nature of income, gains and losses (the “Account”). Although the Account may bear the Trustee’s name, the Trustee’s Account shall, at all times, be an asset of the Trust and the Trustee shall have no legal or beneficial ownership interest in the Account. The Account maintained for the Trustee shall be paid to the Trustee on a deferred basis in accordance with the terms of this Agreement.

2.	The Trust shall either credit in the form of a bookkeeping entry or make a contribution in the form of shares of an investment option(s) to the Trustee’s Account as of the day such amount would be paid to the Trustee if this Agreement were not in effect. Such Account shall be valued on a daily basis, and the Trustee shall receive a written accounting of amounts credited to his Account at the end of each calendar quarter.

The Trustee may request that all or a portion of the amount in his Account be allocated (or deemed to be allocated) among one or more of the investment options offered by the Board under The Commerce Funds Deferred Compensation Plan (the “Plan”). The initial allocation request may be made at the time of enrollment. Once made, an investment allocation request shall remain in effect for all future amounts allocated (or deemed to be allocated) to the Trustee’s Account until changed by the

Trustee. The Trustee may change his investment allocation for past deferrals and future deferrals by submitting a written request to the Treasurer of the Trust (the “Treasurer”) (or his delegate) on such form as may be required by the Treasurer or by telephoning the Treasurer (or his delegate). Such changes shall become effective as soon as administratively feasible after the Treasurer (or his delegate) receives such request.

Although the Trust intends to invest (or be deemed to have invested) the amounts in the Trustee’s Account according to the Trustee’s requests, the Trust reserves the right to invest the amounts in the Trustee’s Account without regard to such requests. However, the investment return on the amounts credited to the Trustee’s Account shall be the same as the investment return on the investment option(s) in which he requests investment, regardless of whether the Trustee’s requests are actually implemented. In the absence of any investment request by a Trustee, amounts credited or contributed (or deemed to have been contributed) to the Trustee’s Account will be invested (or deemed to have been invested) in the                     Fund for purposes of determining the investment return on the amounts.

Title to and beneficial ownership of any assets, whether cash or investments, in the Account, which the Trust may use to pay benefits hereunder, shall at all times remain in the Trust, and the Trustee and any designated beneficiary shall not have any property interest whatsoever in any specific assets of the Trust.

3.	When the Trustee ceases to be a Trustee and ceases to provide services of any other kind to the Trust’s controlled group of entities, within the meaning of Sections 414(b) and 414(c) of the Internal Revenue Code of 1986, as amended (using the phrase “at least 50 percent” rather than the phrase “at least 80 percent,” where applicable), then the Trust (subject to the terms of the Plan) shall: [check one]

☐	pay the Trustee (or his beneficiary) a single-sum amount in cash equal to the balance in the Trustee’s Account; or

☐	commence making annual cash payments to the Trustee (or his beneficiary) for a period of [insert a whole number from two through 10] years.

If the second box is selected, after the date on which the first installment payment is first due, subsequent installments shall be paid at any time during the month of January of each succeeding calendar year in approximately equal annual installments as adjusted and computed by the Trust in accordance with the terms of the Plan, with the final payment equaling the then remaining balance in the Trustee’s Account.

4.	In the event the Trustee dies before payments have commenced or been completed under Section 3 above, the Trust shall make payment in accordance with Section 3 above to the Trustee’s designated beneficiary, whose name, address and Social Security number are:

If there is no beneficiary designation in effect at the Trustee’s death or the designated beneficiary predeceases the Trustee, any amounts in the Trustee’s Account shall be paid in a single sum to the Trustee’s estate. If the designated beneficiary dies after beginning to receive installment payments, any amounts payable from the Trustee’s Account shall be paid in a single sum to the beneficiary’s estate at the beneficiary’s death.

5.	This Agreement shall remain in effect with respect to the Trustee’s compensation for services performed as a Trustee of the Trust in all future years unless terminated on a prospective basis in writing in accordance with the terms of the Plan. The Trustee may subsequently elect to defer his compensation by executing a new Agreement. If a new Agreement is entered into which changes the manner in which deferred amounts will be distributed, a new Trustee’s Account will be established for purposes of crediting deferrals, income, gains and losses under the new Agreement. Any new Agreement shall relate solely to compensation for services performed after the new Agreement becomes effective and shall not alter the terms of this Agreement with respect to the deferred payment of compensation for services performed during any calendar year in which this Agreement was in effect. Notwithstanding the foregoing, the Trustee may at any time amend the beneficiary designation hereunder by written notice to the Board.

6.	This Agreement constitutes a mere promise by the Trust to make benefit payments in the future, and the right of any person to receive such payments under this Agreement shall be no greater than the right of any unsecured general creditor of the Trust. The Trust and the Trustee intend for this Agreement to be unfunded for tax purposes and for the purposes of Title I of the Employee Retirement Income Security Act of 1974, as amended.

7.	Any written notice to the Trust referred to in this Agreement shall be made by mailing or delivering such notice to the Trust to the attention of the Vice President c/o William Schuetter, The Commerce Funds, 922 Walnut Street, Kansas City, MO 64141, with a copy to Goldman Sachs Asset Management, Attention: Peter Fortner, One New York Plaza, 42nd Floor, New York, NY 10004. Any written notice to the Trustee referred to in this Agreement shall be made by mailing such notice to the Trustee at his last known address, or by any other means which is acknowledged by the Trustee in writing.

8.	This Agreement is subject to all of the terms contained in the Plan as attached hereto and incorporated by reference herein.

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of the date first above written.

THE COMMERCE FUNDS

By:

Title:

, TRUSTEE

(Signature of Trustee)

THE COMMERCE FUNDS DEFERRED COMPENSATION AGREEMENT

TRUSTEE ACCOUNT ALLOCATION REQUEST

I hereby request to have my Account(s) under The Commerce Funds Deferred Compensation Plan, as amended and restated effective as of September 1, 2013, invested (or deemed to be invested) in the following investment options, and in the percentages indicated, as soon as administratively feasible. This request supersedes any prior requests I have made with respect to such Plan, and applies to amounts deferred in the past under the Plan as well as to future deferrals. I hereby agree to assume all risks in connection with the investment performance of the amounts which are invested (or deemed to be invested) in accordance with this request.

Percentage
Invested	Investment Option
Short-Term Government Fund
Growth Fund
Value Fund
MidCap Growth Fund
Bond Fund
National Tax-Free Intermediate Bond Fund
Missouri Tax-Free Intermediate Bond Fund
Kansas Tax-Free Intermediate Bond Fund

100%

DATED: , 20	Trustee

THE COMMERCE FUNDS

DEFERRED COMPENSATION AGREEMENT

(FOR USE BY INDIVIDUAL BEFORE ELECTION AS TRUSTEE)

(SPECIAL ELECTION FORM OF AGREEMENT)

This Agreement is entered into this             day of             , 20    , between The Commerce Funds (the “Trust”), acting on behalf of each of its existing investment portfolios and all other investment portfolios that may be established by the Trust in the future, and             (the “Trustee”).

WHEREAS, the Trustee expects to be elected a member of the Board of Trustees (the “Board”) and, following such election, will be rendering valuable services to the Trust as a member of such Board;

WHEREAS, the Trust is willing to accommodate the Trustee’s desire to be compensated for such services on a deferred basis;

NOW, THEREFORE, the parties hereto agree as follows:

1.	With respect to services expected to be performed by the Trustee for the Trust on and after , 20 , the Trustee shall defer percent [insert whole number from one to 100] of the amounts otherwise payable to the Trustee for serving as a Trustee. The deferred compensation shall either be credited in the form of a bookkeeping entry to a book reserve or contributed in the form of shares of an investment option(s) to an account maintained by the Trust, together with credited or actual amounts in the nature of income, gains and losses (the “Account”). Although the Account may bear the Trustee’s name, the Trustee’s Account shall, at all times, be an asset of the Trust and the Trustee shall have no legal or beneficial ownership interest in the Account. The Account maintained for the Trustee shall be paid to the Trustee on a deferred basis in accordance with the terms of this Agreement.

2.	The Trust shall either credit in the form of a bookkeeping entry or make a contribution in the form of shares of an investment option(s) to the Trustee’s Account as of the day such amount would be paid to the Trustee if this Agreement were not in effect. Such Account shall be valued on a daily basis, and the Trustee shall receive a written accounting of amounts credited to his Account at the end of each calendar quarter.

The Trustee may request that all or a portion of the amount in his Account be allocated (or deemed to be allocated) among one or more of the investment options offered by the Board under The Commerce Funds

Deferred Compensation Plan (the “Plan”). The initial allocation request may be made at the time of enrollment. Once made, an investment allocation request shall remain in effect for all future amounts allocated (or deemed to be allocated) to the Trustee’s Account until changed by the Trustee. The Trustee may change his investment allocation for past deferrals and future deferrals by submitting a written request to the Treasurer of the Trust (the “Treasurer”) (or his delegate) on such form as may be required by the Treasurer or by telephoning the Treasurer (or his delegate). Such changes shall become effective as soon as administratively feasible after the Treasurer (or his delegate) receives such request.

Although the Trust intends to invest (or be deemed to have invested) the amounts in the Trustee’s Account according to the Trustee’s requests, the Trust reserves the right to invest the amounts in the Trustee’s Account without regard to such requests. However, the investment return on the amounts credited to the Trustee’s Account shall be the same as the investment return on the investment option(s) in which he requests investment, regardless of whether the Trustee’s requests are actually implemented. In the absence of any investment request by a Trustee, amounts credited or contributed (or deemed to have been contributed) to the Trustee’s Account will be invested (or deemed to have been invested) in the             Fund for purposes of determining the investment return on the amounts.

Title to and beneficial ownership of any assets, whether cash or investments, in the Account, which the Trust may use to pay benefits hereunder, shall at all times remain in the Trust, and the Trustee and any designated beneficiary shall not have any property interest whatsoever in any specific assets of the Trust.

3.	When the Trustee ceases to be a Trustee and ceases to provide services of any other kind to the Trust’s controlled group of entities, within the meaning of Sections 414(b) and 414(c) of the Internal Revenue Code of 1986, as amended (using the phrase “at least 50 percent” rather than the phrase “at least 80 percent,” where applicable), then the Trust (subject to the terms of the Plan) shall: [check one]

☐	pay the Trustee (or his beneficiary) a single-sum amount in cash equal to the balance in the Trustee’s Account; or

☐	commence making annual cash payments to the Trustee (or his beneficiary) for a period of [insert a whole number from two through 10] years.

If the second box is selected, after the date on which the first installment payment is first due, subsequent installments shall be paid at any time during the month of January of each succeeding calendar year in approximately equal annual installments as adjusted and computed by the Trust in accordance with the terms of the Plan, with the final payment equaling the then remaining balance in the Trustee’s Account.

4.	In the event the Trustee dies before payments have commenced or been completed under Section 3 above, the Trust shall make payment in accordance with Section 3 above to the Trustee’s designated beneficiary, whose name, address and Social Security number are:

If there is no beneficiary designation in effect at the Trustee’s death or the designated beneficiary predeceases the Trustee, any amounts in the Trustee’s Account shall be paid in a single sum to the Trustee’s estate. If the designated beneficiary dies after beginning to receive installment payments, any amounts payable from the Trustee’s Account shall be paid in a single sum to the beneficiary’s estate at the beneficiary’s death.

5.	This Agreement shall remain in effect with respect to the Trustee’s compensation for services performed as a Trustee of the Trust in all future years unless terminated on a prospective basis in writing in accordance with the terms of the Plan. The Trustee may subsequently elect to defer his compensation by executing a new Agreement. If a new Agreement is entered into which changes the manner in which deferred amounts will be distributed, a new Trustee’s Account will be established for purposes of crediting deferrals, income, gains, and losses under the new Agreement. Any new Agreement shall relate solely to compensation for services performed after the new Agreement becomes effective and shall not alter the terms of this Agreement with respect to the deferred payment of compensation for services performed during any calendar year in which this Agreement was in effect. Notwithstanding the foregoing, the Trustee may at any time amend the beneficiary designation hereunder by written notice to the Board.

6.	This Agreement constitutes a mere promise by the Trust to make benefit payments in the future, and the right of any person to receive such payments under this Agreement shall be no greater than the right of any unsecured general creditor of the Trust. The Trust and the Trustee intend for this Agreement to be unfunded for tax purposes and for the purposes of Title I of the Employee Retirement Income Security Act of 1974, as amended.

7.	Any written notice to the Trust referred to in this Agreement shall be made by mailing or delivering such notice to the Trust to the attention of the Vice President, c/o William Schuetter, The Commerce Funds, 922 Walnut Street, Kansas City, MO 64141, with a copy to Goldman Sachs Asset Management, Attention: Peter Fortner, One New York Plaza, 42nd Floor, New York, NY 10004. Any written notice to the Trustee referred to in this Agreement shall be made by mailing such notice to the Trustee at his last known address, or by any other means which is acknowledged by the Trustee in writing.

8.	This Agreement is subject to all of the terms contained in the Plan as attached hereto and incorporated by reference herein.

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of the date first above written.

THE COMMERCE FUNDS

By:

Title:

, TRUSTEE

(Signature of Trustee)